Exhibit 99.1

CREG Chairman & CEO Assures All Aspects of Business Operation Are Normal

XI'AN, China, Jan. 21, 2014 /PRNewswire/ -- China Recycling Energy Corp. (CREG), a leading developer of waste energy recycling projects for power generation in China, today announced the Company has noticed the fluctuation of its share price recently and the Company has no information which could provide an explanation for this fluctuation. The Company's Chairman and CEO, Mr. Ku Guohua has stated that the Company's operation and business conditions are presently normal and the Company is in full compliance with NASDAQ and SEC. The Company is not aware of any material non-public information. The Company's policy is always to disclose material information in its possession when it is appropriate for disclosure.

About China Recycling Energy Corp.

China Recycling Energy Corp. (NASDAQ: CREG or "the Company") is a leading developer of waste energy recycling projects for industrial applications in China. Our waste energy recycling projects allow customers who use substantial amounts of electricity to recapture previously wasted pressure, heat, and gas from their manufacturing processes to generate electricity. We currently offer waste energy recycling systems to companies for use in iron and steel, nonferrous metal, cement, coal and petrochemical plants. We construct our projects at our customer's facility and the electricity produced is used on-site by the customer. We provide an energy-efficient solution aimed at reducing the air pollution and energy shortage problems in China. Our projects capture industrial waste energy to produce low-cost electricity, enabling industrial manufacturers to reduce their energy costs, lower their operating costs and extend the life of primary manufacturing equipment.

The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1 percent of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. Our management and engineering teams have over 20 years of experience in industrial energy recovery in China. For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Mr. David Chong
Chief Financial Officer
China Recycling Energy Corp.
Tel: +86-13701813139
+65-9721 6163
Email: chongscd@creg-cn.com